Exhibit 99



           Family Dollar Provides an Update on Timing of 10-K Filing



    MATTHEWS, N.C.--(BUSINESS WIRE)--Nov. 24, 2006--Family Dollar (NYSE:FDO) announced today that as a result of its continuing investigation regarding stock option issues, the Company will be unable to file its annual report on Form 10-K for the fiscal year ended August 26, 2006, by the extended due date of November 24, 2006.

    As previously announced, the Company has formed a Special
Committee of the Board of Directors to investigate the Company's stock option practices. Because the work of the Special Committee is not complete, the Company is unable to file its annual report on Form 10-K by the extended due date.

    Certain statements contained in this report are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address the Company's plans, activities or events which the Company expects will or may occur in the future. Various risks, uncertainties and other factors could cause actual results to differ materially from those expressed in any forward-looking statements, including, but not limited to, the timing and outcome of the review being conducted by the Special Committee of the Company's Board of Directors. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. The Company does not undertake to publicly update or revise these forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized, except as may be required by law.

    About Family Dollar Stores, Inc.

    With more than 6,300 stores in a 44-state area ranging as far northwest as Idaho, northeast to Maine, southeast to Florida, and southwest to Arizona, Family Dollar is one of the fastest growing discount store chains in the United States. Family Dollar has provided value-conscious consumers with competitive prices at neighborhood stores for more than forty-six years. Offering a consistent selection of name-brand and good quality merchandise in an attractive and convenient shopping environment, the Company is focused on continuing to meet the needs of shoppers looking for excellent value.


    CONTACT: Family Dollar Stores, Inc.
             Divisional Vice President
             Kiley F. Rawlins, CFA, 704-849-7496
             http://www.familydollar.com